Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 19, 2009

Contact:
David Vander Ploeg	Mark Fleming
Executive VP and CFO	Communications & Investor Relations
920-882-5854	920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2009

THIRD QUARTER AND YEAR-TO-DATE RESULTS

Greenville, WI, February 19, 2009—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2009 third quarter and year-to-date financial results. The company reported revenue for the third quarter of fiscal 2009 of $121.7 million, a 9.7 percent decline from the prior year’s third quarter. Loss per share from continuing operations in the current year’s third quarter was $1.15 per share, reflecting the seasonally low period for educational product sales, as compared to a $0.95 loss per share in last year’s third quarter. Restructuring charges and the impact of share repurchases have contributed $0.04 and $0.10 per share, respectively, to the decline from the prior year.

The company generated $93.4 million of free cash flow in the first nine months of fiscal 2009 as compared to $70.3 million in the comparable period of fiscal 2008, an increase of $23.1 million. The company has utilized its free cash flow to reduce its outstanding debt by approximately $85 million during fiscal 2009.

Chief Executive Officer David J. Vander Zanden said he’s optimistic that the federal economic stimulus aid for education will work to loosen education spending. “Schools have been very cautious in their spending, preserving their remaining budgets as they await decisions on next year’s state education funding,” noted Vander Zanden. “The states now have certainty as to the benefits of President Obama’s economic stimulus package, and the governors’ proposed budgets will be released over the next few weeks. We expect state education funding to improve significantly in these proposed budgets as compared to the states’ previously released budget estimates. The stimulus funds should result in higher levels of school spending beginning in our first quarter. Our previously announced $20 million cost saving program is exceeding target and our associates are making great progress in driving cost savings, pursuing revenue growth opportunities, and generating strong cash flow.”

Third Quarter Financial Results

Revenue in the third quarter of fiscal 2009 was $121.7 million, a 9.7 percent decrease from fiscal 2008’s third quarter revenue of $134.8 million. Specialty segment revenue was down $8.3 million, or 10.6 percent, from $78.3 million in the third quarter of fiscal 2008 to $70.0 million in the third quarter of fiscal 2009. Essentials segment revenue was down 9.2 percent from $57.5 million in last year’s third quarter to $52.2 million in the third quarter of fiscal 2009. The decreases in both segments were attributable to a combination of reductions and delays in spending by school districts as state budgetary concerns and the ongoing global economic slowdown have resulted in uncertainty as to the education funding levels in the upcoming state budget cycles.

Gross profit was $43.3 million in the third quarter of fiscal 2009 compared with $51.7 million in last year’s third quarter. Gross margin declined 270 basis points from 38.3 percent in the third quarter of fiscal 2008 to 35.6 percent in the third quarter of fiscal 2009. Specialty segment gross margin in this year’s third quarter declined 430 basis points from the third quarter of last year. Approximately 160 basis points of the decline was due to product mix within the segment, particularly related to the reduction in higher margin curriculum-based revenue. The remaining decline is due primarily to a combination of Science product promotions impacting the third quarter and underabsorption of overhead costs due to lower volume. Essentials segment gross margin declined 50 basis points from the third quarter of last year. The decline in the Essentials gross margin was due to a higher mix of furniture, which historically has carried lower gross margins as the product is shipped direct from vendors.

As of the close of third quarter, the company has completed its pricing adjustments and cost negotiations with vendors that should result in future quarterly gross margin improvements, when compared with the prior year’s comparable quarters.

Selling, general and administrative (SG&A) expenses decreased $3.3 million from $76.6 million, or 56.8 percent of revenue, in the third quarter of fiscal 2008 to $73.3 million, or 60.2 percent of revenue, in the third quarter of fiscal 2009. SG&A in the current year’s third quarter included a $1.3 million restructuring charge, or $0.04 per share, associated with the cost reduction efforts. The restructuring charge has been more than offset by both volume-related cost savings and operational efficiencies in transportation and warehousing costs, savings from cost reductions, and a reduction in performance-based compensation costs.

The operating loss for the quarter was $30.0 million, including the restructuring charge of $1.3 million, compared to an operating loss of $24.9 million in the third quarter of fiscal 2008. The loss from continuing operations was $21.6 million in the third quarter of fiscal 2009, including the $1.3 million restructuring charge, as compared to a loss of $19.0 million in the third quarter of fiscal 2008.

Net loss was $21.6 million in the third quarter of fiscal 2009, compared to a net loss of $20.3 million in fiscal 2008, which also included a net of tax loss of $1.2 million, or $0.06 loss per diluted share, for the discontinued School Specialty Media business sold during fiscal 2008. The company’s stock repurchases over the past year have increased fiscal 2009’s third quarter loss per share by approximately $0.10.

Nine Month Financial Results

Revenue for the first nine months of fiscal 2009 was $890.8 million, down $23.5 million, or 2.6 percent, from $914.3 million in the first nine months of fiscal 2008. This reduction was attributable to an expected $25 million decline in state adoptions of the company’s curriculum-based products during the first nine months of fiscal 2009 compared to the first nine months of fiscal 2008. Excluding state adoption revenue, revenue in the first nine months of fiscal 2009 was flat as compared to the first nine months of fiscal 2008. Specialty segment revenue declined $28.9 million in the first nine months of fiscal 2009 from $535.3 million in fiscal 2008’s first nine months to $506.4 million in the comparable period of fiscal 2009. Excluding state adoption revenue, Specialty revenue declined 0.8 percent in the first nine months of this year. The company believes the comparison is meaningful because state adoption revenue will have significant variability between years due to the cyclical nature of curriculum adoptions, which are based on schedules established by individual states. The Essentials segment revenue for the first nine months of fiscal 2009 grew 1.0 percent from $383.8 million to $387.7 million. This increase was attributable primarily to increased furniture orders associated with school construction projects.

Gross margin declined by 180 basis points in the first nine months of fiscal 2009 as compared to the first nine months of fiscal 2008, from 42.9 percent to 41.1 percent. Approximately 40 basis points of the decline in gross margin was related to a higher mix of revenue from Essentials. Specialty segment gross margin declined 110 basis points from the first nine months of fiscal 2008 to the first nine months of fiscal 2009. Approximately 50 basis points of the decrease in Specialty segment gross margin is related to changes in product mix due primarily to the reduction in higher-margin curriculum adoption revenue. Essentials gross margin declined 190 basis points for the first nine months of fiscal 2009 as compared to the first nine months of fiscal 2008. Of the decrease, 60 basis points is attributable to a change in product mix due to increased furniture sales, with the remainder due to commodity cost increases and transportation cost increases.

SG&A expenses decreased $2.0 million during the first nine months of fiscal 2009 to $274.4 million, or 30.8 percent of revenue, from $276.4 million, or 30.2 percent of revenue, in the first nine months of fiscal 2008. SG&A expenses in fiscal 2009 included a $3.0 million restructuring charge related to the Lyons, NY distribution center closing as well as other one-time cost reduction efforts. Higher average transportation costs in fiscal 2009’s first nine months have been offset by reductions in variable selling costs associated with state adoption revenue, as well as reduced performance-based variable compensation costs.

Operating income in the first nine months of fiscal 2009 was 10.3 percent of revenue as compared to 12.7 percent of revenue in the first nine months of fiscal 2008. Earnings from continuing operations decreased 21.6 percent to $45.8 million, including the $3.0 million restructuring charge, in the first nine months of fiscal 2009 from $58.5 million in the comparable period of fiscal 2008.

Diluted earnings per share from continuing operations decreased 12.9 percent from $2.78 in fiscal 2008 to $2.42 in fiscal 2009, which included $0.10 per diluted share in restructuring charges. The percentage decline in diluted earnings per share was less than the percentage decline in income from continuing operations due to the reduction in the shares outstanding associated with share repurchases over the past year. The incremental diluted earnings per share in the first nine months of fiscal 2009 as compared to the first nine months of fiscal 2008 due to the share repurchases was approximately $0.15 per share.

During the first quarter of fiscal 2009 the company repurchased 497,600 shares for a net purchase price of $15.3 million. The company did not purchase any shares during the second and third quarters. As of the end of the third quarter of fiscal 2009, the company has remaining authority to purchase $34.7 million of outstanding common stock.

Outlook

School Specialty is maintaining its fiscal 2009 free cash flow guidance of $70 million to $80 million. This range excludes approximately $11 million of additional free cash flow expected to be received in fiscal 2009 related to cash tax savings from the sale of School Specialty Media in late fiscal 2008. The company is reducing its prior revenue guidance to a range of $1,040 million to $1,055 million from a range of $1,065 million to $1,080 million, and expects total year state adoption revenue to decline by $27 million compared to fiscal 2008. Previous guidance for diluted earnings per share from continuing operations of $2.04 to $2.24 per share, which excluded an estimated restructuring charge of $0.14 per share, is being lowered to a range of $1.80 to $1.95, which excludes a restructuring charge of approximately $0.14 per share for the year.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2009 third quarter financial results. The conference call begins today, February 19, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 26, 2008, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

School Specialty, Inc.

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 24, 2009	January 26, 2008	January 24, 2009	January 26, 2008
Revenue	$121,710	$134,839	$890,810	$914,271
Cost of revenue	78,411	83,151	524,392	521,674

Gross profit	43,299	51,688	366,418	392,597
Selling, general and administrative expenses	73,283	76,559	274,389	276,415

Operating income (loss)	(29,984)	(24,871)	92,029	116,182

Other (income) expense:
Interest expense	4,304	4,524	13,766	14,811
Interest income	(102)	(9)	(322)	(23)
Other	714	1,629	2,803	5,345

Income (loss) before provision for income taxes	(34,900)	(31,015)	75,782	96,049
Provision for (benefit from) income taxes	(13,330)	(11,973)	29,947	37,555

Earnings (loss) from continuing operations	(21,570)	(19,042)	45,835	58,494

Loss from operations of discontinued School Specialty Media business unit, net of income taxes	—	(1,220)	—	(1,881)

Net income (loss)	$(21,570)	$(20,262)	$45,835	$56,613

Weighted average shares outstanding:
Basic	18,788	20,010	18,804	20,526
Diluted	18,788	20,010	18,927	21,055

Basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(1.15)	$(0.95)	$2.44	$2.85
Loss from discontinued operations	—	(0.06)	—	(0.09)

Total	$(1.15)	$(1.01)	$2.44	$2.76

Diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(1.15)	$(0.95)	$2.42	$2.78
Loss from discontinued operations	—	(0.06)	—	(0.09)

Total	$(1.15)	$(1.01)	$2.42	$2.69

See accompanying notes to condensed consolidated financial statements.

School Specialty, Inc.

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	January 24, 2009	April 26, 2008	January 26, 2008
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,258	$4,034	$1,684
Accounts receivable	65,220	77,591	93,770
Inventories	132,615	149,548	146,500
Deferred catalog costs	19,435	14,845	17,745
Prepaid expenses and other current assets	17,911	18,857	20,907
Refundable income taxes	—	9,288	—
Deferred taxes	16,232	15,726	10,457

Total current assets	252,671	289,889	291,063
Property, plant and equipment, net	70,379	77,311	76,517
Goodwill	530,960	543,630	544,552
Intangible assets, net	170,134	176,771	179,001
Other	28,056	29,726	26,512

Total assets	$1,052,200	$1,117,327	$1,117,645

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$133,664	$133,628	$133,622
Accounts payable	47,295	64,340	47,920
Accrued compensation	14,223	19,476	17,288
Deferred revenue	3,645	6,641	5,774
Accrued income taxes	7,043	—	11,539
Other accrued liabilities	32,008	30,593	31,670

Total current liabilities	237,878	254,678	247,813
Long-term debt - less current maturities	227,507	312,210	281,767
Deferred taxes	81,468	70,671	58,505
Other liabilities	785	1,080	850

Total liabilities	547,638	638,639	588,935

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,209,938; 23,631,135 and 23,629,635 shares issued, respectively	24	24	24
Capital paid-in excess of par value	391,555	380,073	378,794
Treasury stock, at cost - 5,420,210; 4,922,610 and 3,814,902 shares, respectively	(186,637)	(171,387)	(136,761)
Accumulated other comprehensive income	8,965	25,158	26,341
Retained earnings	290,655	244,820	260,312

Total shareholders’ equity	504,562	478,688	528,710

Total liabilities and shareholders’ equity	$1,052,200	$1,117,327	$1,117,645

School Specialty, Inc.

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Nine Months Ended
	January 24, 2009	January 26, 2008
Cash flows from operating activities:
Net income	$45,835	$56,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	18,196	18,892
Amortization of development costs	4,593	7,217
Amortization of debt fees and other	1,529	1,521
Share-based compensation expense	3,192	4,230
Deferred taxes	10,291	8,148
Loss on disposal of property, equipment and other	484	31
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	(3,000)	—
Accounts receivable	13,318	(26,712)
Inventories	16,800	31,271
Deferred catalog costs	(4,590)	(2,897)
Prepaid expenses and other current assets	11,259	(2,454)
Accounts payable	(18,260)	(29,975)
Accrued liabilities	4,488	24,186

Net cash provided by operating activities	104,135	90,071

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	—	(5,753)
Additions to property, plant and equipment	(7,730)	(12,218)
Proceeds from disposal of discontinued operations	2,485	—
Investment in product development costs	(6,152)	(7,955)
Proceeds from disposal of property, plant and equipment	192	375

Net cash used in investing activities	(11,205)	(25,551)

Cash flows from financing activities:
Proceeds from bank borrowings	533,800	533,000
Repayment of debt and capital leases	(618,467)	(544,340)
Purchase of treasury stock	(15,250)	(60,253)
Proceeds from exercise of stock options	2,692	5,519
Excess income tax benefit from exercise of stock options	1,519	852

Net cash used in financing activities	(95,706)	(65,222)

Net decrease in cash and cash equivalents	(2,776)	(702)
Cash and cash equivalents, beginning of period	4,034	2,386

Cash and cash equivalents, end of period	$1,258	$1,684

Free cash flow reconciliation:
Net cash provided by operating activities	$104,135	$90,071
Additions to property and equipment	(7,730)	(12,218)
Investment in development costs	(6,152)	(7,955)
Proceeds from disposal of property and equipment	192	375
Change in amounts sold under receivables securitization, net	3,000	—

Free cash flow	$93,445	$70,273

School Specialty, Inc.

School Specialty, Inc.

Segment Analysis - Revenue and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2009

(In thousands)

Unaudited

Segment Revenue and Gross Profit/Margin Analysis-QTD

					% of Revenue
	3Q09-QTD	3Q08-QTD	Change $	Change %	3Q09-QTD	3Q08-QTD
Revenue
Specialty	$69,967	$78,254	$(8,287)	-10.6%	57.5%	58.0%
Essentials	52,218	57,540	(5,322)	-9.2%	42.9%	42.7%
Corporate and Interco Elims	(475)	(955)	480		-0.4%	-0.7%

Total Revenue	$121,710	$134,839	$(13,129)	-9.7%	100.0%	100.0%

					% of Gross Profit
	3Q09-QTD	3Q08-QTD	Change $	Change %	3Q09-QTD	3Q08-QTD
Gross Profit
Specialty	$28,208	$34,868	$(6,660)	-19.1%	65.1%	67.5%
Essentials	14,713	16,495	(1,782)	-10.8%	34.0%	31.9%
Corporate and Interco Elims	378	325	53		0.9%	0.6%

Total Gross Profit	$43,299	$51,688	$(8,389)	-16.2%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	3Q09-QTD	3Q08-QTD
Gross Margin
Specialty	40.3%	44.6%
Essentials	28.2%	28.7%
Total Gross Margin	35.6%	38.3%

Segment Revenue and Gross Profit/Margin Analysis-YTD

					% of Revenue
	3Q09-YTD	3Q08-YTD	Change $	Change %	3Q09-YTD	3Q08-YTD
Revenue
Specialty	$506,426	$535,315	$(28,889)	-5.4%	56.9%	58.6%
Essentials	387,713	383,800	3,913	1.0%	43.5%	42.0%
Corporate and Interco Elims	(3,329)	(4,844)	1,515		-0.4%	-0.6%

Total Revenue	$890,810	$914,271	$(23,461)	-2.6%	100.0%	100.0%

					% of Gross Profit
	3Q09-YTD	3Q08-YTD	Change $	Change %	3Q09-YTD	3Q08-YTD

Gross Profit
Specialty	$250,247	$270,425	$(20,178)	-7.5%	68.3%	68.9%
Essentials	115,049	121,263	(6,214)	-5.1%	31.4%	30.9%
Corporate and Interco Elims	1,122	909	213		0.3%	0.2%

Total Gross Profit	$366,418	$392,597	$(26,179)	-6.7%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	3Q09-YTD	3Q08-YTD
Gross Margin
Specialty	49.4%	50.5%
Essentials	29.7%	31.6%
Total Gross Margin	41.1%	42.9%